As filed with the Securities and Exchange Commission on March 28, 2002

                                                          Registration No. ______________

=========================================================================================

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ALLTEL Corporation

(Exact name of registrant as specified in its charter)

Delaware	34-0868285
(State or other jurisdiction of	I.R.S. Employer
incorporation or organization)	Identification No.)

One Allied Drive, Little Rock, Arkansas 72202

(501) 905-8000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Francis X. Frantz

Executive Vice President and Secretary

One Allied Drive

Little Rock, Arkansas 72202

(501) 905-8111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to Be Registered (1), (2)	Proposed Maximum Aggregate Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3), (4)
Debt Securities, Common Stock (5), Preferred Stock, Warrants, Depositary Shares, Stock Purchase Contracts, and Equity Units (6)	$5,000,000,000	100%	$5,000,000,000	$460,000

(1)In U.S. dollars or the equivalent thereof in one or more foreign currencies or composite currencies.

(2) Includes an indeterminate amount and number of debt securities, common stock, preferred stock, warrants, depositary shares, stock purchase contracts and/or equity units as may be issued at indeterminate prices, but with an aggregate initial offering price not to exceed $5,000,000,000, plus such indeterminate number of shares of common stock as may be issued upon settlement of stock purchase contracts and/or equity units, upon exercise of warrants or upon conversion, if applicable, of any preferred stock issued hereunder, plus such indeterminate amount and number of debt securities and/or shares of preferred stock as may be issued upon exercise of warrants.  Includes, in the case of securities issued at an original issue discount, such greater principal amount as shall result in an aggregate public offering price not exceeding $5,000,000,000.

(3) Pursuant to Rule 457(o) under the Securities Act of 1933, the registration fee is calculated on the maximum offering price of all securities listed, and the table does not specify information by each class about the amount to be registered.

(4) $210,000 remitted herewith. $250,000 previously remitted in connection with a registration statement on Form S-3 originally filed by the Registrant on May 11, 2001 (File Number 333-60804), which amount relates to securities remaining unsold in the offering contemplated thereby and deregistered hereby which is offset against the currently due filing fee pursuant to Rule 457(p) under the Securities Act of 1933.

(5) Each share of common stock also includes a preferred stock purchase right for 1/1000 of a share of Series K preferred stock. No separate consideration is payable for the preferred stock purchase rights. Accordingly, no additional registration fee is required.

(6)Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated March 28, 2002

PROSPECTUS

ALLTEL CORPORATION

Debt Securities

Common Stock

Preferred Stock

Warrants

Depositary Shares

Stock Purchase Contracts

Equity Units

This prospectus provides you with a general description of securities that we may offer from time to time. These securities include debt securities, common stock, preferred stock, warrants, depositary shares, stock purchase contracts and equity units. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the sale and that may add to or update the information in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

ALLTEL common stock, is listed on the New York Stock Exchange and Pacific Stock Exchange under the symbol "AT." Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities in amounts, at prices and on terms determined by market conditions at the time of offering. We may sell the securities through agents we select or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date of this prospectus or of such supplement.

This Prospectus is dated             , 2002.

TABLE OF CONTENTS

Page
About this Prospectus..........................................................................................................................................................................	3
Where You Can Find More Information...............................................................................................................................................	3
Special Note Regarding Forward-Looking Information.........................................................................................................................	5
ALLTEL Corporation..........................................................................................................................................................................	6
Use of Proceeds...................................................................................................................................................................................	6
Ratios of Earnings to Fixed Charges......................................................................................................................................................
and to Combined Fixed Charges and Preferred Stock Dividends...........................................................................................................	7
Description of Debt Securities...............................................................................................................................................................	9
Description of Capital Stock.................................................................................................................................................................	18
Description of Warrants........................................................................................................................................................................	25
Description of Depositary Shares.................................................................................................................... ....................................	27
Description of Stock Purchase Contracts and Equity Units.....................................................................................................................	30
Plan of Distribution...............................................................................................................................................................................	30
Legal Opinions.....................................................................................................................................................................................	31
Experts................................................................................................................................................................................................	32

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell any combination of the following securities:

  debt securities,
  common stock,
  preferred stock,
  warrants,
  depositary shares,
  stock purchase contracts, and
  equity units,

in one or more offerings up to a total dollar amount of $5,000,000,000. This prospectus provides you with a general description of the securities we may sell. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the caption "Where You Can Find More Information."  We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement.

References in this prospectus to the terms "we," "us," "the company," or "ALLTEL" mean ALLTEL Corporation, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You may read and copy documents at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information about the operation of the public reference room. You may also read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" information filed with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained and incorporated by reference in this prospectus and the accompanying prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the termination of this offering:

  ALLTEL's Annual Report on Form 10-K for the year ended December 31, 2001;
  ALLTEL's Current Report on Form 8-K dated March 19, 2002;
  The description of ALLTEL common stock contained in ALLTEL's Registration Statement on Form 8-A (File No. 1-4996) filed February 9, 1987; and
  The description of the Rights Agreement (discussed below under the caption "Description of Equity Securities") contained in ALLTEL's Registration Statement on Form 8-A (File No. 1-4996) filed February 4, 1997.

We will provide free copies of any of these documents, if you write or telephone us at:

Investor Relations

One Allied Drive

Little Rock, Arkansas 72202

Telephone (501) 905-8999

We have filed this prospectus as part of a registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that are not contained in this prospectus. Descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the documents' material terms. If you want a complete description of the content of the documents, you should obtain the documents yourself by following the procedures described above.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates by reference forward-looking statements within the meaning of the securities laws. All statements that are not historical facts are "forward-looking statements". The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plans," "continues," "may," "will," "would," "should," "could," "potential" and similar expressions identify forward-looking statements. These forward-looking statements include statements regarding the expected financial position, business, financing plans, business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, relating to ALLTEL.

These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual future results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions and do not guarantee the future or our expressed beliefs. Important factors that could cause actual results to differ materially from the results expressed or implied by the forward-looking statements include, but are not limited to:

  the effects of intense competition in the markets and businesses in which we operate;
  the costs and business risks associated with providing new services or entering new markets;
  unexpected changes in demand for our products or services;
  the effects of mergers and consolidations within the telecommunications industry;
  our ability to achieve projected synergies and financial results expected from pending or completed acquisitions;
  rapid and significant changes in technology and the substantial capital requirements associated with meeting the existing and future technological requirements of our business;
  the effects of ongoing changes in the regulation of the telecommunications industry;
  unexpected results of litigation filed against us;
  the effects of more general factors such as changes in interest rates, in general market or economic conditions or in legislation, regulation or public policy; and
  those factors listed in any applicable prospectus supplement under the caption "Risk Factors."

Forward-looking statements speak only as of the date they are made, and we disclaim any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information or otherwise.

ALLTEL CORPORATION

ALLTEL Corporation is customer-focused information technology company that provides communications and information services. ALLTEL conducts its operations primarily through subsidiaries that provide wireless and wireline local, long-distance, network access and Internet services, wide-area paging service and information processing management services and advanced application software. Telecommunications products are warehoused and sold by ALLTEL's distribution subsidiary. Another subsidiary publishes telephone directories for affiliates and other independent telephone companies. The company is incorporated in Delaware. ALLTEL's principal executive offices are located at One Allied Drive, Little Rock, Arkansas 72202, and our telephone number is (501) 905-8000. ALLTEL's website is located at www.alltel.com. Information on our website does not form part of this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of these securities for general corporate purposes which may include refinancing existing debt, financing acquisitions, capital expenditures or other working capital requirements. Further details relating to the uses of the net proceeds of any such offering will be set forth in the applicable prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratios of earnings to fixed charges and to combined fixed charges and preferred stock dividends for ALLTEL, which includes our subsidiaries on a consolidated basis.

For the purpose of calculating the ratios,

  earnings include:
    income before taxes and adjustments for minority interest in consolidated subsidiaries; plus income from equity investments, fixed charges, and distributed income of equity investments; less amounts for capitalized interest and the minority interest in pretax income of subsidiaries that have not incurred fixed charges; and
  fixed charges include:
    interest on all debt;
    amortization of debt issuance costs; and
    the interest component of operating rents.

For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends include the amount of pre-tax earnings required to pay the dividends on outstanding preferred stock.

	For the years ended December 31,
	2001	2000	1999	1998	1997
Ratio of earnings to fixed charges	5.92(1)	10.01 (2)	4.81 (3)	4.17 (4)	4.30 (5)
Ratio of earnings to combined fixed charges and preferred stock dividends	5.92 (1)	10.00 (2)	4.79 (3)	4.14 (4)	4.28 (5)
___________

  Income before taxes for 2001 included pretax gains totaling $360.5 million and consisted of a $347.8 million pretax gain from the sale of PCS licenses, a pretax gain of $9.5 million from the dissolution of a wireless partnership and a pretax gain of $3.2 million from the sale of certain investments. Income before taxes also included pretax charges totaling $95.1 million consisting of termination fees of $2.9 million incurred in connection with the early retirement of long-term debt, charges of $77.1 million incurred in connection with the restructuring of the Company's operations and write-downs of $15.1 million in the carrying value of cell site equipment. Excluding these items, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends both would have been 5.16 for 2001.
  Income before taxes for 2000 included pretax gains totaling $1,943.5 million and consisted of a pretax gain of $1,345.5 million from the exchange of wireless properties with Bell Atlantic and GTE, a pretax gain of $36.0 million from the sale of certain PCS assets and a pretax gain of $562.0 million from the sale of investments, principally consisting of WorldCom common stock. Income before taxes also included pretax charges totaling $51.9 million consisting of a $15.0 million write-down of an investment, integration and other charges of $25.4 million incurred in connection with the acquisition of wireless assets and certain restructuring activities of the Company's information services business and a $11.5 million charge incurred in connection with a litigation settlement. Excluding these items, the ratio of earnings to fixed charges would have been 4.85 for 2000 and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 4.84 for 2000.
  Income before taxes for 1999 included a pretax gain of $43.1 million from the sale of WorldCom common stock. Income before taxes also included a pretax charge of $90.5 million in connection with the closing of the Company's mergers with Aliant Communications Inc., Liberty Cellular Inc., Advanced Information Resources Limited, and Southern Data Systems and with certain loss contingencies and other restructuring activities. Excluding these items, the ratio of earnings to fixed charges would have been 4.95 for 1999 and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 4.93 for 1999.
  Income before taxes for 1998 included a pretax gain of $296.2 million, principally from the sale of WorldCom common stock. Income before taxes also included pretax charges totaling $310.5 million consisting of merger and integration expenses of $252.0 million incurred in connection with the closing of the Company's merger with 360 Communications Company, a write-down of $55.0 million resulting from changes in a customer care and billing contract with a major customer and termination fees of $3.5 million incurred due to the early retirement of long-term debt.  Excluding these items, the ratio of earnings to fixed charges would have been 4.21 for 1998 and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 4.18 for 1998.
  Income before taxes for 1997 included pretax gains of $209.6 million, principally from the sale of WorldCom common stock and the Company's healthcare operations. Income before taxes also included a pretax write-down of $16.9 million to reflect the fair value less cost to sell the Company's wire and cable operations. Excluding these items, the ratio of earnings to fixed charges would have been 3.69 for 1997 and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 3.66 for 1997.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. A prospectus supplement will describe the particular terms and provisions of, and the extent to which the general terms and provisions described below may apply to, a series of debt securities.

ALLTEL will issue the debt securities under an indenture as supplemented and amended from time to time between ALLTEL and J.P. Morgan Trust Company, National Association, which acts as trustee. The indenture and its associated documents contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the securities, and it is subject to and qualified in its entirety by reference to all of the provisions of the indenture, including the definition of certain terms used in the indenture. We include references in parentheses to certain sections of the indenture.

General

The indenture:
  does not limit the amount of debt securities that we may issue;
  allows us to issue debt securities in one or more series;
  does not require us to issue all of the debt securities of a series at the same time; and
  allows us to reopen a series to issue additional debt securities without the consent of the debt security holders of such series.

Each series of debt securities will constitute unsecured and unsubordinated indebtedness of ALLTEL and will rank on an equal basis with ALLTEL's other unsecured and unsubordinated indebtedness. Any secured indebtedness of ALLTEL will rank ahead of the debt securities. Also, we conduct operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under the debt securities will be largely dependent on the earnings of our subsidiaries and the distribution or other payment of these earnings to us in the form of dividends or loans or advances and repayment of loans and advances from us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay the amounts which will be due on our debt securities, or to make any funds available for payment of amounts which will be due on our debt securities. Because we are a holding company, our obligations under our debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights, and the rights of our creditors, including the rights of the holders of the debt securities to participate in any distribution of assets of any of our subsidiaries, when such subsidiary is liquidated or reorganized, is subject to the prior claims of the subsidiary's creditors. To the extent that we may be a creditor with recognized claims against our subsidiaries, our claims will still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary that are senior to us.

You should refer to the prospectus supplement for the terms of the particular series of debt securities that we are offering, including:

  the title of the debt securities of the series;
  the principal amount of the debt securities being offered and any limit upon the aggregate principal amount;
  the date or dates on which the principal will be payable;
  the price or prices at which the debt securities will be issued;
  the fixed or variable rate or rates of the debt securities, or manner of calculation, if any, at which the debt securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to securities of the series in registered form, the record date for the interest payable on any interest payment date;
  whether the amount of payments of principal of, and any premium or make-whole amount, which is the amount in addition to principal and interest that is required to be paid to the holder of a debt security as a result of any optional redemption or accelerated payment of such debt security, or interest on, the debt securities may be determined according to an index, formula or other method and how such amounts will be determined;
  the date or dates on which, and the place or places where the principal of the debt securities will be payable;
  any redemption, repurchase, sinking fund, or analogous provisions;
  if other than the principal amount thereof, the portion of the principal amount that will be payable upon declaration of acceleration of the maturity thereof;
  whether we will issue debt securities of the series in registered or bearer form, or both;
  the terms upon which a holder may exchange bearer securities for securities in registered form and vice versa;
  whether we will issue debt securities in the form of one or more "global securities" through the book-entry system of The Depository Trust Company, New York, New York;

  whether and under what circumstances ALLTEL will pay additional amounts on the debt securities of the series held by a person who is not a U.S. person in respect of taxes or similar charges withheld or deducted and, if so, whether ALLTEL will have the option to redeem such securities rather than pay such additional amounts;
  the denominations of the debt securities, if other than $1,000 or an integral multiple of $1,000;
  whether the debt securities will be convertible into or exchangeable for any other securities and the terms and conditions upon which a conversion or exchange may occur, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;
  the currency in which we will make payments to the holder and, if a foreign currency, the manner of conversion from United States dollars;
  the applicability, if any, of covenant defeasance provisions described in this prospectus or in the indenture; and
  any additional provisions or other special terms not inconsistent with the provisions of the indenture, including any terms that may be required by or advisable under United States law or regulations or advisable in connection with the marketing of debt securities of such series.

To the extent not described in this prospectus, principal and interest, if any, will be payable, and the debt securities of a particular series will be transferable, in the manner described in the prospectus supplement relating to such series.

Debt securities of any series may be issued as registered securities or bearer securities, or both. In this prospectus and the prospectus supplement we refer to the person in whose name a registered security is registered and the bearer of a bearer security as a "holder." A registered security is a security registered in the name of the holder in the records of the registrar. A global security is a registered security representing the debt of the series registered in the name of a depositary. Unless otherwise provided in the applicable prospectus supplement, we will issue each series of debt securities in the form of one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company, as depositary. We will not offer, sell, resell, or deliver bearer securities to U.S. persons in connection with their original issuance.

If appropriate, the prospectus supplement will describe federal income tax consequences applicable to a series of debt securities.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Global securities, if any, are expected to be deposited with The Depository Trust Company, as depositary. ALLTEL may issue global securities in either registered or bearer form and in either temporary or permanent form. Unless the applicable prospectus supplement provides otherwise, the following provisions will apply to depositary arrangements.

Once a global security is issued, the depositary for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of participants that have accounts with such depositary. Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by ALLTEL if the debt securities are offered directly. Ownership of beneficial interests in such global security will be limited to participants with the depositary or persons that may hold interests through those participants.

Ownership of beneficial interests in any global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to beneficial interests of participants with the depositary) and records of participants (with respect to beneficial interests of persons who hold through participants with the depositary). Neither ALLTEL nor the trustee will have any responsibility or liability for any aspect of the records of the depositary or its nominee or for maintaining, supervising or reviewing any records of the depositary or its nominee or records of participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws, as well as limits on participation in the depositary's book-entry system, may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depositary for a global security or its nominee is the registered owner of such global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Accordingly, except as described in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the indenture. Each person owning a beneficial interest in a global security must rely on the procedures of the depositary or its nominee and, if such person is not a participant with the depositary, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the indenture.

Payments of principal of, and any premium (or make-whole amount) and interest on, individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to or at the direction of the depositary or its nominee, as the case may be, as the registered owner of the global security under the indenture. ALLTEL expects that the depositary for a series of debt securities, or its nominee, upon receipt of any payment of principal, premium or interest, will immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of the depositary or its nominee. ALLTEL also expects that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Neither ALLTEL nor the trustee have or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities including principal, any premium (or make-whole amount) or interest.

If the depositary for any debt securities is at any time unwilling, unable or ineligible to continue as depositary and ALLTEL does not appoint a successor depositary within 90 days, ALLTEL will issue individual debt securities in exchange for the global security representing such debt securities. In addition, ALLTEL may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event will issue individual debt securities in exchange for the global security or securities representing such debt securities.

Lien on Assets

If at any time ALLTEL subjects any part of its property to a lien, ALLTEL will provide equal and proportionate security to the debt securities. Exceptions to this covenant include the creation, extension, renewal or refunding of purchase-money mortgages or liens, or other liens to which any property or asset acquired by ALLTEL is subject as of the date of its acquisition by ALLTEL, and the making of any deposit or pledge to secure public or statutory obligations.

Nothing contained in the indenture prevents an affiliate of ALLTEL, including any or all subsidiaries of ALLTEL holding substantially all the assets of ALLTEL and its consolidated subsidiaries, from mortgaging, pledging, or subjecting to any lien any property or assets, whether or not acquired by such person from ALLTEL. (Section 4.02.) Except as described in this section, the indenture does not contain any covenants or other provisions which would afford holders protection in the event of a highly leveraged transaction involving ALLTEL.

Amendment and Waiver

Subject to certain exceptions, ALLTEL and the trustee may amend or supplement the indenture or the debt securities with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the amendment or supplement, with each series voting as a class. The trustee may waive compliance with any provision with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such waiver, with each series voting as a class. Without the consent of each holder affected, any such amendment or waiver may not:

  reduce the amount of debt securities whose holders must consent to an amendment or waiver;

  change the rate of or change the time of payment of interest on any debt security;

  change the principal of or change the fixed maturity of any debt security;

  waive a default in the payment of the principal of or interest on any debt security;

  make any security payable in money other than that stated in the debt security;

  reduce any premium payable upon redemption of any debt security; or

  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security. (Section 9.02.)

ALLTEL and the trustee may amend or supplement the indenture without the consent of any holder to:

    cure any ambiguity, defect, or inconsistency in the indenture or in the debt securities of any series;
    provide for the assumption of all the obligations of ALLTEL under the securities and the indenture by any corporation in connection with a merger, consolidation, transfer, or lease of ALLTEL's property and assets substantially as an entirety, as provided for in the indenture;
    secure the debt securities;
    provide for uncertificated securities in addition to or in place of certificated debt securities;
    make any change that does not adversely affect the rights of any holder;
    provide for the issuance of, and establish the form and terms and conditions of, a series of debt securities or to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of securities; or
    add to rights of holders. (Section 9.01.)

Consolidation, Merger and Conveyances

ALLTEL may not consolidate with or merge into, or transfer or lease its property and assets substantially as an entity to another entity unless:

    the successor entity is a U.S. corporation and assumes all of ALLTEL's obligations under the debt securities and the indenture; and
    after giving effect to the transaction, no default under the indenture shall have occurred and be continuing.

If ALLTEL completes a transaction as described in the previous sentence (other than a lease), ALLTEL's obligations under the securities and the indenture terminate after the transaction is completed. (Section 5.01.)

Deposit of Money or Government Obligations to Pay Securities

ALLTEL has the right to terminate certain of its obligations under the debt securities and the indenture with respect to the debt securities of any series or any installment of principal of or interest on that series if ALLTEL:

    irrevocably deposits with the trustee, in trust for the benefit of the holders of that series or portions thereof, money or non-callable obligations of the United States of America sufficient to pay, when due, principal of and interest on the debt securities with respect to which a deposit is made to maturity; or redemption or such installment of principal or interest, as the case may be; and
    all other conditions set forth in the securities of that series are met.

In such event, however, ALLTEL's obligation to pay the principal of and interest on the debt securities shall survive until the securities are no longer outstanding. (Section 8.01; Section 4.01.)

Events of Default

Holders will have special rights if an event of default occurs and is not cured. The following events are defined in the indenture as events of default:

    default in the payment of interest for 90 days;
    default in the payment of the principal of any security of such series;
    failure by ALLTEL for 90 days following sufficient notice to comply with any of its other agreements in the debt securities of such series or in the indenture; and

  certain events of bankruptcy or insolvency. (Section 6.01.)

If an event of default occurs with respect to the debt securities of any series and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding debt securities of that series may declare the principal to be due and payable. Upon such declaration, such principal and all accrued interest thereon shall be due and payable immediately. (Section 6.02.)

Subject to the provisions in the indenture for the indemnification of the trustee, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series affected may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee may refuse to follow any such direction that conflicts with law or the indenture, that is unduly prejudicial to the rights of holders of that series or that would subject the trustee to personal liability. (Section 6.05.)

A holder may pursue a remedy with respect to the indenture or the debt securities of any series only if:

  such holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of such series;
  the holders of at least 25% in aggregate principal amount of outstanding debt securities of such series shall have made written request to the trustee to pursue the remedy;
  such holder or holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any loss, liability or expense to be, or which may be, incurred by the trustee in pursuing the remedy;
  the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and
  during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding securities of such series have not given the trustee a direction that is inconsistent with such written request.

A holder may not use the indenture to prejudice the rights of another holder or to obtain a preference or priority over such other holder. (Section 6.06.)

 The trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense. (Section 7.01(f).) The trustee may withhold from holders notice of any continuing default, except a default in payment of principal or interest, if it determines that withholding notice is in their interests. (Section 7.05.)

Exchange of Securities

A holder of registered debt securities may exchange them for an equal aggregate principal amount of registered debt securities. (Section 2.08(a).)

To the extent permitted by the terms of a series of debt securities authorized to be issued in registered form and unregistered form, a holder of unregistered debt securities may exchange them for an equal aggregate principal amount of registered or unregistered debt securities. (Section 2.08(b).) A holder may not exchange registered debt securities for unregistered debt securities until ALLTEL has notified the trustee and the registrar that, as a result of such exchange, ALLTEL will not suffer adverse consequences under United States laws and regulations.

Any exchange of debt securities will be for debt securities of the same series and date of maturity in such authorized denominations as the holder may request. Securities must be surrendered for exchange at the agency ALLTEL maintains for such purpose and all other requirements of such agent must be fulfilled.

Concerning the Trustee

ALLTEL maintains banking relationships in the ordinary course of business with the trustee.

DESCRIPTION OF CAPITAL STOCK

The following summary is qualified in its entirety by the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation of ALLTEL, as amended (the "ALLTEL Certificate") and ALLTEL's Rights Agreement (described below). The ALLTEL Certificate and Rights Agreement are included as exhibits to ALLTEL's Annual Report on Form 10-K on file with the SEC. See "Where You Can Find More Information."

General

The authorized capital stock of ALLTEL consists of 1,000,000,000 shares of ALLTEL common stock, par value $1 per share, 50,000,000 shares of voting cumulative preferred stock, par value $25 per share (the "ALLTEL Voting Preferred Stock") and 50,000,000 shares of cumulative non-voting preferred stock, no par value (the "ALLTEL Non-Voting Preferred Stock").

ALLTEL Common Stock and Related Rights

The holders of the ALLTEL common stock have one vote per share on matters submitted to a vote of shareholders. Such holders vote as a class together with the holders of ALLTEL Voting Preferred Stock. All shares of ALLTEL common stock will participate equally in the distribution of property remaining after payment of liquidation preferences on preferred stock and after satisfaction of all other claims, on liquidation, dissolution or winding up of the affairs of ALLTEL. Such shares will also equally participate in all dividends declared by the ALLTEL board. The outstanding shares of ALLTEL common stock are fully paid and non-assessable. The ALLTEL common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions. At February 25, 2002, there were 310,854,020 shares of ALLTEL common stock issued and outstanding.

The ALLTEL bylaws provide for a classified board consisting of three classes of directors with each class being elected for a term of three years. The number of directors in each class may be fixed or changed from time to time by either (i) a majority of stockholders represented and entitled to vote at a meeting called for the purpose of electing directors or (ii) the affirmative vote of the majority of directors then in office.

ALLTEL is party to a Rights Agreement (the "Rights Agreement"), dated January 30, 1997 (the "Dividend Declaration Date") pursuant to which ALLTEL's board declared a dividend of one right ("Right") for each share of ALLTEL common stock outstanding on February 9, 1997 (the "Record Date") and for each share of ALLTEL common stock issued between the Record Date and the Distribution Date (defined below). Each holder of a Right may purchase from ALLTEL, upon the occurrence of certain events, 1/1000 of a share of ALLTEL's Series K Cumulative Voting Preferred Stock, par value $25 per share (the "Series K Stock") at a price of $100.00 per 1/1000 of a share (the "Purchase

Price"). The number of Rights per share of ALLTEL common stock, the number of shares of Series K Stock for which each Right is exercisable and the Purchase Price are subject to adjustment as described below.

The certificates for the ALLTEL common stock evidence the Rights. A separate certificate for each Right will be issued on the close of business on the tenth business day after the earliest to occur of the following two events (the earlier of such dates being called the "Distribution Date");

    the public announcement that any person (other than ALLTEL, any subsidiary of ALLTEL or any employee benefit plan of ALLTEL) together with its affiliates and associates (an "Acquiring Person"), beneficially owns 15% or more of ALLTEL common stock; or
    the close of business on the tenth business day after any person commences a tender or exchange offer if upon completion that person would beneficially own 15% or more of ALLTEL common stock.

The Rights Agreement provides that, until the Distribution Date, the Rights will only be transferred with the ALLTEL common stock. The Rights are not exercisable until the Distribution Date and will expire at the close of business on January 31, 2007 ("Final Expiration Date"), unless earlier redeemed by ALLTEL as described below.

If an Acquiring Person acquires 15% or more of ALLTEL common stock (the "Stock Acquisition Date") then each holder of a Right shall have the right to purchase at the then current Purchase Price and in lieu of Series K Stock, shares of ALLTEL common stock having a value equal to two times the Purchase Price. If an Acquiring Person acquires 15% or more of ALLTEL common stock pursuant to a tender offer or an exchange offer at a price and on terms determined by at least a majority of the Rights Agreement Continuing Directors (defined below) to be in the best interest of ALLTEL and its shareholders (a "Qualifying Offer"), then Rights holders shall not be entitled to exercise the Rights. The term "Rights Agreement Continuing Director" means: (a) any member of the ALLTEL board who is not an Acquiring Person or an affiliate or associate of such person, and who was a member of the ALLTEL board prior to the date of the Rights Agreement or (b) any person who subsequently becomes a member of the ALLTEL board if the member's election to the ALLTEL board is recommended or approved by a majority of the Rights Agreement Continuing Directors.

Except for certain transactions involving a Qualifying Offer, if following the Stock Acquisition Date either:

    ALLTEL engages in a merger or other business combination transaction in which ALLTEL does not survive

    ALLTEL engages in a merger or other business combination transaction with another person in which ALLTEL survives, but in which ALLTEL common stock is changed or exchanged, or
    50% or more of ALLTEL's assets, cash flow or earning power is sold or transferred,

the Rights Agreement provides that each holder of a Right will thereafter have the right to purchase at the then current Purchase Price, common stock of the acquiring company having a value equal to two times the Purchase Price.

The Purchase Price payable, and the number of shares of Series K Stock or other securities or property issuable, on exercise of the Rights, are subject to adjustment from time to time to prevent dilution following stock dividends, subdivisions, combinations, reclassifications, warrant or right grants or distributions. Also, if prior to the Distribution Date ALLTEL declares a dividend on, subdivides or combines into a smaller number the outstanding shares of ALLTEL common stock, then the number of Rights associated with each share of ALLTEL common stock shall be proportionately adjusted in such a manner that the total number of outstanding Rights is unchanged.

Until the close of business on the tenth business day following the Stock Acquisition Date, the ALLTEL board of directors by majority vote may redeem and terminate the Rights at a price of $0.01 per Right (the "Right Redemption Price"). ALLTEL may, at its option, pay the Right Redemption Price in cash, ALLTEL common stock, or any other form of consideration deemed appropriate by the ALLTEL Board.

Until a Right is exercised, a Right holder has no rights as a shareholder of ALLTEL, including, the right to vote or to receive dividends and such Rights have no dilutive effect on the earnings of ALLTEL.

Prior to the Distribution Date, ALLTEL may amend the Rights Agreement without the approval of Rights holders. Following the Distribution Date, ALLTEL may amend the Rights Agreement without the approval of Rights holders to:

    cure any ambiguity;
    correct or supplement any defective or inconsistent provision;
    shorten or lengthen any required time period; or
    change any provisions in the Rights Agreement in any manner which does not adversely affect the interests of the Rights holders (other than an Acquiring Person).

However, the Rights Agreement may not be amended to lengthen a time period relating to when the Rights may be redeemed if the Rights are not then redeemable, or to lengthen any other time period unless such lengthening is for the purpose of protecting the Rights holders. Additionally, after the Distribution Date ALLTEL may not make any amendment to the Rights Agreement that changes the Rights Redemption Price, the Final Expiration Date, the Purchase Price or the number of 1/1000 of a share of Series K Stock for which a Right is exercisable.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or a group that attempts to acquire ALLTEL without conditioning the offer on: (a) the Rights being redeemed; (b) a substantial number of Rights being acquired; or (c) being deemed a Qualifying Offer under the Rights Agreement. However, the Rights should not interfere with any merger or business combination in connection with a Qualifying Offer or that is approved by ALLTEL.

Delaware Anti-Takeover Statute

Section 203 of the Delaware General Corporation Law restricts business combinations with certain interested shareholders (defined under the Delaware General Corporation Law to include persons who beneficially own or acquire 15% or more of a Delaware corporation's voting stock, with the exception of any person who owned and has continued to own shares in excess of the 15% limitation since December 23, 1987, hereinafter a "Section 203 Interested Shareholder"). Section 203, which applies to ALLTEL, prohibits business combination transactions between a publicly held Delaware corporation and any Section 203 Interested Shareholder for a period of three years after the date on which the Section 203 Interested Shareholder became an interested shareholder unless: (a) prior to that date the corporation's board of directors approved either the proposed business combination or the transaction which resulted in the Section 203 Interested Shareholder becoming an interested shareholder; (b) upon consummation of the transaction which resulted in the Section 203 Interested Shareholder becoming an interested shareholder, the Section 203 Interested Shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers; and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) on or subsequent to such date the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the Section 203 Interested Shareholder.

Fair Price Provisions

In addition to the provisions of Section 203, the ALLTEL Certificate contains certain "fair price" provisions which impose further conditions on the consummation of business combination transactions ("Section 203 Business Combinations"). The ALLTEL Certificate requires the holders of at least 85% of the voting power of the outstanding shares of any class of stock of ALLTEL entitled to vote generally in the election of directors to approve all Section 203 Business Combinations involving ALLTEL and a Section 203 Interested Shareholder unless: (a) after becoming a Section 203 Interested Shareholder, such person shall (i) have taken steps to ensure the ALLTEL Continuing Directors (as defined below) maintain representation on the ALLTEL board proportionate to the stockholdings of the holders of ALLTEL voting stock not affiliated with the Section 203 Interested Shareholder; (ii) the Section 203 Interested Shareholder shall not have acquired newly issued securities from ALLTEL (except in certain limited circumstances); and (iii) the Section 203 Interested Shareholder shall not have acquired any additional outstanding voting stock, or securities convertible into voting stock, except as part of the transaction that resulted in the Section 203 Interested Shareholder becoming an interested shareholder, and (b) certain minimum price and other procedural requirements are met in connection with the proposed transaction with the Section 203 Interested Shareholder.

The term "ALLTEL Continuing Directors" is defined as any person who was a member of the ALLTEL board and elected by shareholders prior to the time when the Section 203 Interested Shareholder acquired in excess of 5% of the voting stock of ALLTEL, or any person recommended to succeed a ALLTEL Continuing Director by a majority of the ALLTEL Continuing Directors. Although neither Section 203, nor the ALLTEL fair price provision or ALLTEL Certificate, would preclude the holders of a controlling interest from exercising control over ALLTEL and would not prevent a hostile acquisition of control of ALLTEL, such provisions may have the effect of discouraging or making more difficult a hostile acquisition of control.

 Rights of Appraisal

Under the Delaware General Corporation Law, shareholders may exercise a right to dissent from certain corporate actions and obtain payment of the fair value of their shares. This remedy is an exclusive remedy, except where the corporate action involves fraud or illegality. The Delaware General Corporation Law provides appraisal rights only in certain mergers or consolidations and not (unless the certificate of incorporation of a corporation so provides, which the ALLTEL Certificate does not) for a sale or transfer of all or substantially all of a corporation's assets or an amendment to its certificate of incorporation. Moreover, the Delaware General Corporation Law does not provide appraisal rights in connection with a merger or consolidation (unless the certificate of incorporation so provides, which the ALLTEL Certificate does not) to the holders of shares of a constituent corporation listed on a national securities exchange (or designated as a national market system security by the National Association of Securities Dealers, Inc.) or held of record by more than 2,000 shareholders, unless the applicable agreement of merger or consolidation requires the holders of such shares to receive, in exchange for such shares, any property other than shares of stock of the resulting or surviving corporation, shares of stock of any other corporation listed on a national securities exchange (or designated as described above) or held of record by more than 2,000 holders, cash in lieu of any fractional shares or any combination of the foregoing. In addition, the Delaware General Corporation Law denies appraisal rights if the shareholders of the surviving corporation in a merger did not have to vote to approve the merger.

ALLTEL Preferred Stock

The Board of Directors of ALLTEL may issue (without obtaining shareholder approval) shares of preferred stock in such series as it deems appropriate. As of February 25, 2002, there were no shares of ALLTEL Voting Preferred Stock and a total of 60,843 shares of ALLTEL Non-Voting Preferred Stock issued and outstanding. ALLTEL has reserved 500,000 shares of Series K Stock for future issuance under the Rights Agreement discussed above.

Prior to the issuance of shares of any series of preferred stock, the ALLTEL Board is required by the Delaware General Corporation Law and the ALLTEL Certificate to fix, for each series, the designations, powers and preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof, as are permitted by Delaware Law. Investors should refer to the prospectus supplement relating to the offering of a series of preferred stock for the specific terms of that series, including:

  the distinctive serial designation and the number of shares constituting such series;

  the dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment and record date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

  the voting powers, full or limited, if any, of the shares of such series;
  whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;
  the amount or amounts payable upon the shares of such series and any preferences applicable thereto in the event of voluntary or involuntary liquidation, dissolution or winding up of the company;
  whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;
  whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of ALLTEL or a subsidiary and, if so convertible or exchangeable, the conversion price or prices, the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;
  the price or other consideration for which the shares of such series shall be issued;

  whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of undesignated preferred stock (or series thereof) and whether such shares may be reissued as shares of the same or any other class or series of stock; and
  such other powers, preferences, rights, qualifications, limitations and restrictions thereof as the board of directors may deem advisable.

Transfer and Rights Agent, Registrar

First Union National Bank serves as the registrar and transfer and rights agent for the common stock.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange. The trading symbol for our common stock on these exchanges is "AT".

DESCRIPTION OF WARRANTS

ALLTEL may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between ALLTEL and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

The prospectus supplement relating to a particular issue of warrants to issue securities will describe the terms of those warrants, including the following:

   the title of the warrants;
   the offering price for the warrants, if any;
   the aggregate number of the warrants;
   the designation and terms of the securities purchasable upon exercise of the warrants;
   if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;
   if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;
   the number or amount of securities that may be purchased upon exercise of a warrant and the price at which the securities may be purchased upon exercise;
   the dates on which the right to exercise the warrants will commence and expire;
   if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
   whether the warrants represented by the warrant certificates or securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;
   information relating to book-entry procedures, if any;

   the currency or currency units in which the offering price, if any, and the exercise price are payable;

   if applicable, a discussion of material United States federal income tax considerations;

   anti-dilution provisions of the warrants, if any;

   redemption, repurchase or analogous provisions, if any, applicable to the warrants; and

   any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock or common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until you exercise your warrants to purchase ALLTEL debt securities, preferred stock, or common stock, you will not have any rights as a holder of our debt securities, preferred stock, or common stock, as the case may be, by virtue of your ownership of warrants.

DESCRIPTION OF DEPOSITARY SHARES

General

ALLTEL may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between ALLTEL and a bank or trust company that meets certain requirements and is selected by us (the "Bank Depositary"). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If ALLTEL pays a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If ALLTEL redeems a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder's depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and ALLTEL will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Conversion or Exchange of Preferred Stock

If the deposited preferred stock is convertible into or exchangeable for other securities, the depositary shares, as such, will not be convertible into or exchangeable for such other securities. Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary share not converted or exchanged.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and ALLTEL. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or ALLTEL only if: (1) all outstanding depositary shares have been redeemed; or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of ALLTEL and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

ALLTEL will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The Bank Depositary will forward to holders of depositary receipts all reports and communications from ALLTEL that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock. Neither the Bank Depositary nor ALLTEL will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and ALLTEL under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. ALLTEL may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The Bank Depositary may resign at any time by delivering to ALLTEL notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. The successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND EQUITY UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock, or other securities at a future date or dates. We may fix the price and number of securities subject to the stock purchase contracts at the time we issue the stock purchase contracts or we may provide that the price and number of securities will be determined pursuant to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, securing the obligations of the holders of the units to purchase the securities under the stock purchase contracts. We refer to these units as equity units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the equity units or vice versa, and those payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or equity units offered by that prospectus supplement. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts or equity units, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or equity units, which will be filed with the SEC each time we issue stock purchase contracts or equity units. Material United States federal income tax considerations applicable to the equity units and the stock purchase contracts will also be discussed in the applicable prospectus supplement. If we issue any stock purchase contracts or equity units, we will file or incorporate the form of stock purchase contract and equity unit as exhibits to the registration statement and you should read these documents for provisions that may be important to you. You can obtain copies of any form of stock purchase contract and equity unit by following the directions described under the caption "Where You Can Find More Information."

PLAN OF DISTRIBUTION

We may sell the securities to or through underwriters. We also may sell the securities directly to other purchasers or through agents. Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with the securities.

The distribution of the securities may be effected from time to time in one or more transactions at:

  a fixed price or prices, which may be changed;
  market prices prevailing at the time of sale;

  prices related to such prevailing market prices; or
  negotiated prices.

In connection with the sale of the securities, underwriters may receive compensation from ALLTEL or from purchasers of the securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We will identify any such underwriter or agent, and describe any such compensation, in the prospectus supplement.

Under agreements which may be entered into by ALLTEL, underwriters and agents who participate in the distribution of the securities may be entitled to indemnification by ALLTEL against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Unless otherwise indicated in the prospectus supplement, we do not intend to list any of the securities on a national securities exchange, other than common stock. In the event the securities are not listed on a national securities exchange, certain broker-dealers may make a market in the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the securities or as to the liquidity of the trading market for the securities, whether or not the securities are listed on a national securities exchange. The prospectus supplement with respect to the securities will state, if known, whether or not any broker-dealer intends to make a market in the securities. If no such determination has been made, the prospectus supplement will so state.

We will set forth the place and time of delivery for the securities in the prospectus supplement.

LEGAL OPINIONS

Kutak Rock LLP, Little Rock, Arkansas, will pass upon legal matters for ALLTEL in connection with the issuance and sale of the securities. The attorneys of Kutak Rock who are or may be participating in the matters contemplated by this registration statement beneficially owned as of March 28, 2002, a total of 4,652 shares of ALLTEL common stock.

EXPERTS

The audited consolidated financial statements and related financial statement schedule, which are included in ALLTEL's Annual Report on Form 10-K for the year ended December 31, 2001 incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports dated January 21, 2002, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to the January 21, 2002 report on the consolidated financial statements, which includes an explanatory paragraph with respect to the change in the method of accounting for computing and amortizing unrecognized actuarial gains and losses related to a subsidiary's defined benefit pension plan, effective January 1, 2001, and the change in the method of accounting for certain communications revenues, effective January 1, 2000, as discussed in Note 2 to the consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
	Securities and Exchange Commission Registration Fee	$460,000
	Legal Counsel Fees and Expenses	100,000
	Trustee Fees and Expenses	60,000
	Printing and Engraving Expenses	100,000
	Blue Sky Fees and Expenses	20,000
	Accountants' Fees	50,000
	Rating Agency Fees	200,000
	Miscellaneous Expenses	20,000
	Total	$1,010,000

Item 15. Indemnification of Directors and Officers.

The Delaware General Corporation Law permits a Delaware corporation to indemnify directors, officers, employees, and agents under some circumstances, and mandates indemnification under certain limited circumstances. The Delaware General Corporation Law permits a corporation to indemnify a director, officer, employee, or agent for expenses actually and reasonably incurred, as well as fines, judgments and amounts paid in settlement in the context of actions other than derivative actions, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification against expenses incurred by a director, officer, employee or agent in connection with his defense of a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee, or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions where a court deems the award of expenses appropriate. The Delaware General Corporation Law grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees, and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification.

The Amended and Restated Certificate of Incorporation of ALLTEL (the "Certificate") provides for indemnification to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time. Under the Certificate, any expansion of the protection afforded directors, officers, employees, or agents by the Delaware General Corporation Law will automatically extend to ALLTEL's directors, officers, employees, or agents, as the case may be.

Article VII of the Certificate provides for the indemnification of directors, officers, agents, and employees for expenses incurred by them and judgments rendered against them in actions, suits or proceedings in relation to certain matters brought against them as such directors, officers, agents, and employees, respectively. Article VII of the Certificate also requires ALLTEL, to the fullest extent expressly authorized by Section 145 of the Delaware General Corporation Law, to advance expenses incurred by a director or officer in a legal proceeding prior to final disposition of the proceeding.

In addition, as permitted under the Delaware General Corporation Law, ALLTEL has entered into indemnity agreements with its directors and officers. Under the indemnity agreements, ALLTEL will indemnify its directors and officers to the fullest extent permitted or authorized by the Delaware General Corporation Law, as it may from time to time be amended, or by any other statutory provisions authorizing or permitting such indemnification. Under the terms of ALLTEL's directors and officers' liability and company reimbursement insurance policy, directors and officers of ALLTEL are insured against certain liabilities, including liabilities arising under the Securities Act of 1933. ALLTEL will indemnify such directors and officers under the indemnity agreements from all losses arising out of claims made against them, except those based upon illegal personal profit, recovery of short-swing profits, or dishonesty; provided, however, that ALLTEL's obligations will be satisfied to the extent of any reimbursement under such insurance.

Any underwriters or agents referred to in the agreement filed as Exhibit 1 to this registration statement will agree to indemnify ALLTEL's directors, its officers who signed the registration statement, and its controlling persons against certain liabilities that might arise under the Securities Act of 1933 from information furnished to ALLTEL by or on behalf of any such indemnifying party.

Item 16.		Exhibits.

1	-	Form of Underwriting Agreement (1).
4(a)(i)	-	Amended and Restated Certificate of Incorporation of ALLTEL Corporation, (incorporated herein by reference to Exhibit B to Proxy Statement, dated March 9, 1990)
4(a)(ii)	-	Amendment No. 1 to Amended and Restated Certificate of Incorporation (incorporated herein by reference to Annex F of ALLTEL Corporation Registration Statement (File No. 333-51915) on Form S-4 dated May 6, 1998).
4(a)(iii)	-	Bylaws of ALLTEL Corporation, as amended as of January 29, 1998 (incorporated herein by reference to Exhibit 3(b) to ALLTEL's Form 10-K for the fiscal year ended December 31, 1997).
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4(a)(iv)	-	Rights Agreement dated as of January 30, l997, between ALLTEL Corporation and First Union National Bank of North Carolina (incorporated herein by reference to ALLTEL's Registration Statement on Form 8-A (File No. 1-4996) filed February 4, 1997).
4(a)(v)	-

Indenture between the Registrant and J.P. Morgan Trust Company National Association, as successor to Ameritrust Company,

National Association, Trustee, dated as of January 1, 1987

(incorporated by reference to Registrant's Form S-3

Registration Statement, No. 33-10808, filed on December 16, 1986).

4(a)(vi)	-	First Supplemental Indenture dated as of March 1, 1987 (incorporated by reference to Registrant's Current Report on Form 8-K dated March 6, 1987, filed on March 6, 1987).
4(a)(vii)	-	Second Supplemental Indenture, dated as of April 1, 1989 (incorporated by reference to Registrant's Form S-3 Registration Statement, No. 33-27052, filed on February 15, 1989).
4(a)(viii)	-	Third Supplemental Indenture, dated as of May 8, 1990 (incorporated by reference to Registrant's Form S-3 Registration Statement, No. 33-39055, filed on February 20, 1991).
4(a)(ix)	-	Fourth Supplemental Indenture, dated as of March 1, 1991 (incorporated by reference to Registrant's Current Report on Form 8-K dated March 6, 1991, filed on March 6, 1991).
4(a)(x)	-	Fifth Supplemental Indenture, dated as of October 1, 1993 (incorporated by reference to Registrant's Form S-3 Registration Statement No. 33-50401, filed on October 15, 1993).
4(a)(xi)	-	Sixth Supplemental Indenture, dated as of April 1, 1994 (incorporated by reference to Registrant's Form S-3 Registration Statement No. 33-52743, filed on March 28, 1994).
4(a)(xii)	-	Seventh Supplemental Indenture, dated as of September 1, 1995 (incorporated by reference to Registrant's Form S-3 Registration Statement No. 33-60669, filed on August 31, 1995).
4(a)(xiii)	-	Eighth Supplemental Indenture, dated as of March 1, 1996 (incorporated by reference to Registrant's Form S-3 Registration Statement No. 333-01181, filed on February 29, 1996).
4(a)(xiv)	-	Ninth Supplemental Indenture, dated as of April 1, 1999 (incorporated by reference to Registrant's Form S-3 Registration Statement No 333-68243, filed on January 29, 1999).
4(a)(xv)	-	Tenth Supplemental Indenture (1).
4(b)	-	Form of Debt Security (1).
4(b)(ii)	-	Form of Certificate of Designation, Preferences and Rights of Preferred Stock (1).
4(b)(iii)	-	Form of Preferred Stock Certificate (1).
4(b)(iv)	-	Form of Warrant Agreement (1).
4(b)(v)	-	Form of Warrant Certificate (1).
4(b)(vi)	-	Form of Depositary Agreement (1).
4(b)(vii)	-	Form of Depositary Certificate (1).
4(b)(viii)	-	Form of Stok Purchase Contract (1).
4(b)(ix)	-	Form of Equity Unit Certificates (1).
5	-	Opinion of Kutak Rock LLP as to the legality of the securities to be issued (2).
II-3
8	-	Opinion of Kutak Rock LLP as to certain tax matters (1).
12	-	Statement re: Computation of Ratios (2).
23(a)	-	Consent of Arthur Andersen LLP, Independent Public Accountants (2).
23(b)	-	Consent of Counsel is contained in Opinion of Counsel filed as Exhibit 5.
24(a)	-	Powers of Attorney (2).
24(b)	-	Resolutions of Board of Directors (2).
25	-	Form T-1, Statement of Eligibility under Trust Indenture Act of 1939 of J.P. Morgan Trust Company, National Association (1).

_____________
  May be filed in an amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of securities.
  Filed herewith.

Item 17.     Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the forth in the "Calculation of Registration Fee" table in this registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 (other than the insurance policies referred to therein), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on the 28 of March, 2002.

ALLTEL CORPORATION

By *JOE T. FORD
(Joe T. Ford, Chairman
and Chief Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 28 of March, 2002.

Signature	Title

*JOE T. FORD	Chairman, Chief Executive Officer,
(Joe T. Ford)	and Director

*SCOTT T. FORD	President, Chief Operating Officer, and
(Scott T. Ford)	Director

*BY /s/ JEFFERY R. GARDNER	Chief Financial Officer and Senior Vice
(Jeffery R. Gardner)	President (Principal Financial Officer)

*DAVID A. GATEWOOD	Controller
(David A. Gatewood)	(Principal Accounting Officer)

*JOHN R. BELK	Director
(John R. Belk)

*DENNIS E. FOSTER	Director
(Dennis E. Foster)

*LAWRENCE L. GELLERSTEDT, III	Director
(Lawrence L. Gellerstedt, III)

*CHARLES H. GOODMAN	Director
(Charles H. Goodman)

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*EMON A. MAHONY, JR.	Director
(Emon A. Mahony, Jr.)

*JOSIE C. NATORI	Director
(Josie C. Natori)

*GREGORY W. PENSKE	Director
(Gregory W. Penske)

*FRANK E. REED	Director
(Frank E. Reed)

*FRED W. SMITH	Director
(Fred W. Smith)

*WARREN A. STEPHENS	Director
(Warren A. Stephens)

*RONALD TOWNSEND	Director
(Ronald Townsend)

*BY /s/ FRANCIS X. FRANTZ
(Francis X. Frantz, Attorney-in-Fact)

EXHIBIT INDEX

Official Exhibit No.		Description
1	-	Form of Underwriting Agreement (1).
4(a)(i)	-	Amended and Restated Certificate of Incorporation of ALLTEL Corporation, (incorporated herein by reference to Exhibit B to Proxy Statement, dated March 9, 1990)
4(a)(ii)	-	Amendment No. 1 to Amended and Restated Certificate of Incorporation (incorporated herein by reference to Annex F of ALLTEL Corporation Registration Statement (File No. 333-51915) on Form S-4 dated May 6, 1998).
4(a)(iii)	-	Bylaws of ALLTEL Corporation, as amended as of January 29, 1998 (incorporated herein by reference to Exhibit 3(b) to ALLTEL's Form 10-K for the fiscal year ended December 31, 1997).
4(a)(iv)	-	Rights Agreement dated as of January 30, l997, between ALLTEL Corporation and First Union National Bank of North Carolina (incorporated herein by reference to ALLTEL's Registration Statement on Form 8-A (File No.1-4996) filed February 4, 1997).
4(a)(v)	-

Indenture between the Registrant and J.P. Morgan Trust Company National Association, as successor to Ameritrust Company

National Association, Trustee, dated as of January 1, 1987

(incorporated by reference to Registrant's Form S-3

Registration Statement, No. 33-10808, filed on December 16, 1986).

4(a)(vi)	-	First Supplemental Indenture dated as of March 1, 1987 (incorporated by reference to Registrant's Current Report on Form 8-K dated March 6, 1987, filed on March 6, 1987).
4(a)(vii)	-	Second Supplemental Indenture, dated as of April 1, 1989 (incorporated by reference to Registrant's Form S-3 Registration Statement, No. 33-27052, filed on February 15, 1989).
4(a)(viii)	-	Third Supplemental Indenture, dated as of May 8, 1990 (incorporated by reference to Registrant's Form S-3 Registration Statement, No. 33-39055, filed on February 20, 1991).
4(a)(ix)	-	Fourth Supplemental Indenture, dated as of March 1, 1991 (incorporated by reference to Registrant's Current Report on Form 8-K dated March 6, 1991, filed on March 6, 1991).
4(a)(x)	-	Fifth Supplemental Indenture, dated as of October 1, 1993 (incorporated by reference to Registrant's Form S-3 Registration Statement No. 33-50401, filed on October 15, 1993).
4(a)(xi)	-	Sixth Supplemental Indenture, dated as of April 1, 1994 (incorporated by reference to Registrant's Form S-3 Registration Statement No. 33-52743, filed on March 28, 1994).
4(a)(xii)	-	Seventh Supplemental Indenture, dated as of September 1, 1995 (incorporated by reference to Registrant's Form S-3 Registration Statement No. 33-60669, filed on August 31, 1995).
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4(a)(xiii)	-	Eighth Supplemental Indenture, dated as of March 1, 1996 (incorporated by reference to Registrant's Form S-3 Registration Statement No. 333-01181, filed on February 29, 1996).
4(a)(xiv)	-	Ninth Supplemental Indenture, dated as of April 1, 1999 (incorporated by reference to Registrant's Form S-3 Registration Statement No 333-68243, filed on January 29, 1999).
4(a)(xv)	-	Tenth Supplemental Indenture (1).
4(b)	-	Form of Debt Security (1).
4(b)(ii)	-	Form of Certificate of Designation, Preferences and Rights of Preferred Stock (1).
4(b)(iii)	-	Form of Preferred Stock Certificate (1).
4(b)(iv)	-	Form of Warrant Agreement (1).
4(b)(v)	-	Form of Warrant Certificate (1).
4(b)(vi)	-	Form of Depositary Agreement (1).
4(b)(vii)	-	Form of Depositary Certificate (1).
4(b)(viii)	-	Form of Stok Purchase Contract (1).
4(b)(ix)	-	Form of Equity Unit Certificates (1).
5	-	Opinion of Kutak Rock LLP as to the legality of the securities to be issued (2).
8	-	Opinion of Kutak Rock LLP as to certain tax matters (1).
12	-	Statement re Computation of Ratios (2).
23(a)	-	Consent of Arthur Andersen LLP, Independent Public Accountants (2).
23(b)	-	Consent of Counsel is contained in Opinion of Counsel filed as Exhibit 5.
24(a)	-	Powers of Attorney (2).
24(b)	-	Resolutions of Board of Directors (2).
25	-	Form T-1, Statement of Eligibility under Trust Indenture Act of 1939 of J.P. Morgan Trust Company, National Association (1).

_____________

(1) May be filed in an amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of securities

(2) Filed herewith.